Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:

Karen Mac Donald
Taubman, Director, Communications
248-258-7469
kmacdonald@taubman.com

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN ASIA REORGANIZES ITS CHINA BUSINESS
Third party contracts spun off

BLOOMFIELD HILLS, Mich., December 4, 2012 - - Taubman Centers, Inc. (NYSE: TCO) announced today a sale of portions of its Taubman TCBL business to China Xintiandi, a subsidiary of Shui On Land (0272.HK) for $15.5 million, an amount approximately equal to Taubman's investment in the business. The transaction has been completed, but remains subject to closing adjustments.

Going forward, Taubman will maintain offices in Beijing and Shanghai and approximately 40 associates will be retained to develop its announced project in Xi'an, China and future investments in China. The business will operate under the name, Taubman Asia.

“With the purchase of TCBL in 2011, we instantly established the execution capability we were seeking in China,” said René Tremblay, President of Taubman Asia. “It allowed us to analyze with confidence, on an accelerated basis, our first investment in China and a second project that we will announce soon. We recently received an opportunistic offer for the third party platform. As we considered the offer, we decided to move forward with the sale in order to focus exclusively on our core business.”

As part of the sale, the non-controlling owners in Taubman TCBL relinquished the capital that was credited to them in connection with Taubman's 2011 acquisition of the company, including their 10 percent ownership interests in investments in China. In addition to the third party contracts, the buyer will assume leases for all the offices except Beijing, employ the majority of the people and acquire the TCBL name, trademark and miscellaneous copyrights.

In connection with the sale, Taubman is expected to incur a tax liability of approximately $3.5 million, which will be recorded in the fourth quarter of 2012. This amount was not included in the company's 2012 earnings guidance issued on October 24.

-more-

Taubman Asia Reorganizes Its China Business /2

About Taubman
Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 28 regional, super regional and outlet shopping centers in the U.S. and Asia. Taubman's U.S. owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing Taubman Prestige Outlets Chesterfield in Chesterfield, Missouri; The Mall at University Town Center in Sarasota, Florida; The Mall of San Juan in San Juan, Puerto Rico; and shopping malls in Xi'an, China and Hanam, South Korea. Taubman Centers is headquartered in Bloomfield Hills, Michigan and Taubman Asia, the platform for Taubman Centers' expansion into China and South Korea, is headquartered in Hong Kong. For more information about Taubman, visit www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the global credit environment and the continuing impacts of the recent U.S. recession, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, fluctuations of foreign currency, adverse changes in the retail industry, general development risks, and integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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